EXHIBIT B

                     STATEMENT APPOINTING DESIGNATED FILER
                             AND AUTHORIZED SIGNER

     Joshua Ruch (the "Reporting Person") hereby authorizes and designates Michael J. Balmann (an "Authorized Signer") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of Active Power, Inc., including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person, or any person for whom the Reporting Person is required to sign, may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in, securities of the Company.

     The authority of the Designated Filer and the Authorized Signer under this document with respect to the Reporting Person shall continue until such Reporting Person is no longer required to file Forms 3, 4 and 5 or Schedules 13D or 13G with respect to the Reporting Person's ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. The Reporting Person acknowledges that the Designated Filer and the Authorized Signer is not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.




Date: June 20, 2008

/s/ Joshua Ruch
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Joshua Ruch